Exhibit 1

THIS SECURITY HAS NOT BEEN REGISTERED UNDER EITHER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR APPLICABLE BLUE SKY LAWS, AND IS SUBJECT TO CERTAIN INVESTMENT REPRESENTATIONS.  THIS SECURITY MAY NOT BE SOLD, OFFERED FOR SALE OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION UNDER THE ACT AND APPLICABLE BLUE SKY LAWS, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

DATAKEY, INC.

SECURED CONVERTIBLE PROMISSORY NOTE

$500,000.00	October 17, 2003

FOR VALUE RECEIVED, Datakey, Inc., a Minnesota corporation (the “Company”), promises to pay to the order of Raymond A. Lipkin, a Minnesota resident, or his successors and assigns (the “Holder”), at 161 Ferndale Road South, Wayzata, Minnesota 55391, or at such other place designated at any time by the Holder hereof, in lawful money of the United States of America and in immediately available funds, the principal sum of Five Hundred Thousand and 00/100 dollars ($500,000.00), or so much thereof as may be outstanding from time to time, together with interest thereon as set forth herein (this “Note”).  This Note is one of several notes being issued by the Company on the date hereof in a bridge financing with aggregate proceeds of $2,000,000.00 (each Note is collectively referred to hereinafter as the “Notes”).  Each of the Notes shall be identical to the other Notes except with respect to the principal amount and the name of the holder.

1.                                       Definitions.  For purposes of this Note, the following terms shall have the definitions set forth below:

(a)           “Acquisition Transaction” means the Company has entered into an agreement which provides for the occurrence of any one of the following: (i) any consolidation or merger to which the Company is a party other than a merger or consolidation in which the Company is the continuing corporation; (ii) any sale, lease, exclusive license, transfer or conveyance to another entity or person of all or substantially all of the assets of the Company or a liquidation of the Company; (iii) any statutory exchange of securities with another entity (except where the Company is the acquiring entity); and (iv) the acquisition of ownership by any person or group of more than 50% of the Company’s voting stock (whether or not approved by the Company’s Board of Directors) after the date hereof (whether or not such acquisition is from the Company or existing shareholders).

(b)           “Financing Date” means the date of the closing of a Subsequent Financing pursuant to which the Company receives the first proceeds from the Subsequent Financing.

(c)           “Financing Securities” means the shares of the Company’s capital stock sold in the Subsequent Financing or the shares of the Company’s capital stock which may be acquired upon conversion or exercise of the securities sold in the Subsequent

Financing, as applicable.

(d)           “Maturity Date” means October 17, 2004.

(e)           “Security Agreements” shall mean that certain Security Agreement and that certain Intellectual Property Security Agreement, both dated as of the date hereof, by and between the Company and the Agent (as defined herein).

(f)            “Subsequent Financing” means any offering by the Company, commencing between the date hereof and the Maturity Date, of the following: (i) common stock; (ii) preferred stock; or (iii) any other security (including debt securities) that attaches rights to convert into, or acquire, capital stock of the Company.

(g)           “Supermajority in Interest” as used herein shall mean the holders of at least seventy percent (70%) of the then outstanding principal amount of all Notes issued as of the date hereof.

2.             Maturity.  Except as set forth in Section 9 hereof, the entire outstanding principal balance hereof, together with all accrued and unpaid interest thereon, shall be due and payable on the Maturity Date.

3.             Interest.  This Note shall bear interest on the outstanding principal amount at the rate of ten percent (10%) per annum from the date hereof until the Note is paid in full.

4.             Prepayment.  This Note may be prepaid by the Company without penalty.  Any cash payments made by the Company with regard to any of the Notes will be made simultaneously with regard to all of the Notes in an amount prorated among the Notes in proportion to the outstanding principal balances of each of the Notes.

5.             Security; Rank Among the Notes; Appointment of Agents.  This Note is secured by all the assets of the Company pursuant to the terms of the Security Agreements, and the payment of this Note shall rank equal in right of payment to each of the other Notes.  By accepting and holding this Note, the Holder hereby (a) designates and appoints Mark Ravich and Richard Broms as agents for the Holder (the “Agents”), (b) authorizes the Agents to take such actions, to exercise such powers, and to perform such duties on behalf of the Holder as are expressly delegated to the Agents by the terms of the Security Agreements together with such other powers as are reasonably incidental thereto, and (c) directs the Agents to act in accordance with the Inter-Creditor Agreement, dated as of the date hereof, by and between the Agents and the Holders of the Notes hereof.

6.             Conversion Rights; Participation Rights; Issuance of Common Stock Warrant.

(a)           At any time prior to the payment in full or other satisfaction in full of this Note, the Holder shall have the right, but not the obligation, to convert some or all of the outstanding principal amount and any accrued and unpaid interest of this Note, into fully paid and nonassessable shares of the Company’s common stock at a price per share equal to the greater of (i) $1.25 and (ii) the price at which common stock is issued in a Subsequent Financing or the price at which securities offered in a Subsequent Financing may be convertible into, or exercisable for, common stock, as applicable.

(b)           In the event that a Subsequent Financing is completed on or before the Maturity Date, the Holder hereof shall have the right, but not the obligation, to participate in such Subsequent Financing by exchanging some or all of the outstanding principal amount and any accrued and unpaid interest of this Note, into fully paid and nonassessable shares of Financing Securities concurrently with the closing of the Subsequent Financing on the Financing Date at a price per share equal to the purchase price of the Financing Securities in such Subsequent Financing.

(c)           Upon any exchange in (b) above, the Holder shall become a party to the purchase agreement, if any, relating to the Subsequent Financing.  By becoming a party to such agreement, the Holder hereof would become subject to the obligations and entitled to the benefits as purchasers of Financing Securities thereunder.  Upon any conversion or exchange of this Note described in (a) or (b) above, the Holder hereof shall immediately surrender this Note (or a portion of this Note, as applicable) in exchange for stock certificates representing the appropriate number of shares of common stock or Financing Securities, as applicable, the number of which shall be rounded up to the nearest whole number, such that no fractional shares shall be issued.

(d)           To induce the Holder to enter into and accept this Note, the Company agrees to and hereby does grant the Holder a warrant substantially in the form of Exhibit A attached hereto (the “Warrant”).  The Warrant shall entitle the Holder to purchase from the Company 1,000,000 shares of the Company’s common stock (the “Warrant Shares”), at an exercise price per share equal to $0.77.  Pursuant to the terms of the Warrant, the Holder’s right to purchase such shares shall be immediately exercisable and shall thereafter remain exercisable until October 17, 2010.

7.             Payment in the Event of a Default under Section 9(e).  If the Company defaults under Section 9(e) hereof prior to (a) the payment or other satisfaction in full by the Company of this Note, or (b) the conversion of this entire Note pursuant to Section 6, then the Company shall pay the Holder hereof, as of the date of the commencement of the event causing a default under Section 9(e) hereof, in complete satisfaction of this Note, an amount equal to two and one-half (2.5) times the sum of (a) the then outstanding principal balance of this Note and (b) the accrued and unpaid interest on the then outstanding principal balance unless such payment is prohibited or limited by law or an act of a court of law.

8.             Payment in the Event of an Acquisition Transaction.  If the Company consummates an Acquisition Transaction prior to (a) the payment or other satisfaction in full by the Company of this Note, or (b) the conversion of this entire Note pursuant to Section 6, then, within three (3) days of such Acquisition Transaction, the Company shall pay the Holder hereof, in complete satisfaction of this Note, an amount equal to all outstanding principal and accrued interest plus such Holder’s pro rata share of a premium payment of Five Hundred Thousand Dollars ($500,000), which shall be payable to all Holders, in the aggregate.

9.             Events of Default and Acceleration.  Any part or all of the then outstanding principal balance of this Note and interest due to the Holder hereunder shall become immediately due and payable, upon notice of the occurrence of any of the following events of default (each an “Event of Default”):

(a)           the Company fails to make the payment of principal or interest of the Note when the same becomes due and payable on the Maturity Date; or

(b)           the Company fails to cure default in the payment of any indebtedness for borrowed money in excess of $25,000 owing to any other firm or person within the cure period, if any, applicable to such default or the default shall not have been waived in writing; or

(c)           the Company breaches any term of this Note; or

(d)           the Company shall generally fail to pay, or admit its inability to pay, its debts as they become due; or

(e)           the Company shall apply for, consent to, or acquiesce in the appointment of a trustee, receiver or other custodian for itself or any of its property, or make a general assignment composition, or similar device for the benefit of its creditors; or a trustee, receiver or other custodian shall otherwise be appointed for the Company or any of its assets; an attachment or receivership of assets or any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding shall be commenced by or against the Company; or the Company shall take any corporate action to authorize, or in furtherance of, any of the foregoing.

10.           Acknowledgement of the Company.  The Company hereby represents and warrants that this Note has been authorized by all necessary corporate action, and all shares of the capital stock of the Company that may be issued upon the conversion of this Note will, upon issuance, be fully paid, nonassessable and free from all liens, with respect to the issue thereof, and, without limiting the generality of the foregoing, the Company will take all such action as may be reasonably necessary to insure that all such shares of the capital stock of the Company may be so issued without violation of any applicable law or regulation, or of any requirements of any national securities exchange upon which shares of capital stock of the Company may be listed.  During the period within which the rights under Section 6(a) of this Note may be exercised, the Company shall reserve, for the purpose of the exercise of such rights, at least the number of shares of the common stock into which this Note may be convertible.

11.           Attorneys’ Fees.  If the principal and interest on this Note is not paid when due, whether or not collection is initiated by the prosecution of any suit, or by any other judicial proceeding, or this Note is placed in the hands of an attorney for collection, the Company shall pay, in addition to all other amounts owing hereunder, all court costs and reasonable attorneys’ fees incurred by the Holder in connection therewith.

12.           Waiver and Consent. The Company hereby waives presentment for payment, notice of nonpayment, protest, notice of protest and all other notices, filing of suit and diligence in collecting the amounts due under this Note and agrees that the Holder shall not be required first to initiate any suit or exhaust its remedies against any other person or parties in order to enforce payment of this Note.

13.           Governing Law.  This Note shall be governed by and construed in accordance with the laws of the State of Minnesota, without regard to conflict of laws provisions.

14.           Miscellaneous Provisions.  This Note shall be binding on the successors and assigns of the Company and inure to the benefit of the Holder, its successors, endorsees and assigns.  Wherever possible, each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Note shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Note.  This Note may not be changed orally, but only by an agreement in writing and signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

15.           Amendments.  Any provision of this Note may be amended or waived by the Supermajority in Interest; provided, however, the consent of the Holder shall be required for any amendment of (a) the principal amount of this Note or (b) the rate of interest applicable hereto.

IN WITNESS WHEREOF the Company has caused its duly authorized officer to execute this Note as of the date first above written.

DATAKEY, INC.

By:	/s/ Alan Shuler

Name:	Alan Shuler

Its:	VP & CFO